Exhibit 10.14

Citrine Global Corp - Consulting Agreement

This consulting agreement (this “Agreement”) is made as of the __ day of July 2020, by and between Citrine Global, Corp., a Delaware Corporation quoted by the OTC Markets Group OTCQB tier under the symbol “CTGL”, with offices at 3 Hamelacha St, Tel Aviv, 6721503, Israel (“Citrine Global “, “Company”), and Ilanit Halperin, Israeli I.D. No 024596520 residing at Yoni Netanyahu, 9, Pethach Tikva, Israel, in her personal capacity and/or via an entity under her control (“Consultant “, “Ilanit”). Consultant was appointed as a Director of Citrine Global effective February 27, 2020 and also as CFO since May 2020.

WHEREAS Ilanit serves as Director since February 2020 and as CFO since May 2020 she has the requisite qualifications, knowledge, and experience to provide the company services,

WHEREAS the Company requires the Services and Ilanit declares that she is capable and willing to perform such Services pursuant to the terms and conditions set forth in this Agreement.

In consideration of the agreements and covenants contained herein, the Company and Consultant hereby agree as follows:

1.	Services. Consultant has been serving since February 2020 as Member of the Board (Director) and also as Chief Financial Officer since May 2020 (the “Services”). The Services shall be provided solely by Consultant. The Consultant shall devote to the performance of its duties the time and effort required.

2.	Payment. Consultant received a monthly payment of $3,500, plus VAT, if applicable, since February 2020 and since May 2020 a monthly payment of $7,000, plus VAT, if applicable (the “Fees”). The Fees for each month shall be payable within ten (10) calendar days of the first day of the following calendar month, against a tax invoice issued by Consultant.

3.	Expenses. The Company shall reimburse the Consultant for all expenses reasonably incurred by Consultant in fulfilling her obligations under this Agreement, including travel, lodging and meals, and car expenses, in accordance with the Company’s policy, as amended from time to time.

4.	Term. This Agreement shall be effective as of February 1, 2020 (the “Commencement Date”) and shall remain effective as long as the Consultant is active Director and or CFO of the Company, or until earlier terminated with or without cause by any party hereto by 60 days advance written notice (the “Term”).

5.	Independent Contractor. The Consultant is an independent contractor. In the event the Consultant is ruled by a court that an employer-employee relationship existed between the Company and Consultant, any compensation paid to Consultant under this Agreement shall be deemed in lieu of any payments due to Consultant under any applicable employment law, had it been an employee of the Company, including without limitation any payments for or in lieu of severance, vacation, sick leave, convalescence, management insurance or similar payments made to employees and not to contractors. Without prejudice to the generality of the foregoing, if any competent judicial authority shall determine following the date hereof that the Consultant has been rendering the Services as an “employee” to the Company pursuant to the terms of this Agreement and therefore that the Consultant is eligible to receive various terms and/or social benefits as if she was employed by the Company – the parties hereby specifically agree that the monthly salary which is presumed owed by the Company to the Consultant shall be calculated as 60% (sixty percent) of the total average monthly consideration (including value of options) paid by the Company to the Consultant hereunder (“Agreed Salary”). Consultant will refund the Company on the date of such determination an amount equal to the total surplus payments which the Consultant received from beyond the Agreed Salary. Without derogating from the above, in any case that the Contractor will bring such claims, the Company will have the right to set-off any payment due to Consultant against the sums due to the Company, as a result of the above. This clause shall survive the termination of this Agreement.

6.	Miscellaneous. The Consultant represents that no provision of any law, regulation, agreement, or other document prohibits her from entering this Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Services, and supersedes all prior understandings, agreements, representations, and discussions between them, oral or written with respect to the Services. Any modification or amendment to the provisions of this Agreement and any appendixes hereto shall be valid only if effected in writing and signed by all parties hereto. This Agreement shall be governed by the laws of the State of Israel and the competent courts in Tel-Aviv shall have exclusive jurisdiction over any dispute arising between the parties with respect of this Agreement.

In witness whereof the parties have signed this Agreement as of the date first hereinabove set forth.

signed by Consultant and the Company

Citrine Global Corp.	Consultant- Ilanit Halperin

By:	/s/ Ilanit Halperin
Name:
Title: